Exhibit 3.3

Confidential	EXECUTION COPY

TCW DIRECT LENDING LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of TCW Direct Lending LLC, a Delaware limited liability company (the “Company”), is entered into this 12th day of June 2014 by TCW Asset Management Company, a California corporation, as managing member (the “Sole Member”). The Sole Member and any other members admitted from time to time in accordance with the terms hereof are collectively referred to herein as “Members” and each is individually referred to herein as a “Member.”

WITNESSETH:

WHEREAS, the Company was formed as a corporation pursuant to a Certificate of Incorporation of the Company, which was filed with the Secretary of State of the State of Delaware on March 20, 2014 and converted to a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-214, et seq.) (as amended from time to time, the “Act”) pursuant to a Certificate of Conversion from a Corporation to a Limited Liability Company and Certificate of Formation of the Company, which were filed with the Secretary of State of the State of Delaware on April 1, 2014;

WHEREAS, the Sole Member has heretofore entered into a Limited Liability Company Agreement dated as of May 6, 2014 (the “Original Agreement”); and

WHEREAS, as the sole Member of the Company, the Sole Member desires to amend and restate the Original Agreement in its entirety;

NOW, THEREFORE, in order to carry out the intentions expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sole Member hereby amends and restates the Original Agreement in its entirety and agrees as follows:

1.	Formation and Name.

The name of the Company is TCW Direct Lending LLC. The business of the Company may be conducted under any other name deemed necessary or desirable by the Company’s board of directors (the “Board”) in order to comply with local law.

2.	Business.

The business purpose of the Company shall be to engage in any and all lawful acts and activities for which limited liability companies may be organized under the Act and to engage in any and all activities necessary or incidental to the foregoing.

3.	Registered Office; Registered Agent.

The address of the registered office of the Company in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904.

4.	Principal Place of Business.

The principal office of the Company shall be located at c/o The TCW Group, Inc., 865 S. Figueroa Street, Los Angeles, California 90017, or such other place as the Board may designate from time to time.

5.	Duration.

The term of the Company began on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Act or as determined by the Board.

6.	Fiscal Year.

The fiscal year of the Company shall begin on January 1 of each year and end on December 31 of that year; provided that the Company’s first fiscal year shall begin on the date of formation of the Company and the Company’s last fiscal year shall end on the date of termination of the Company.

7.	Members.

Unless other Members are admitted to the Company in the Board’s sole discretion, the Sole Member shall be the only member of the Company.

8.	Management.

(a)	Board of Directors.

i.	Initially, the Board will be composed of five directors (each, a “Director”). A majority of the Directors may at any time increase or decrease the number of Directors; provided that the number of Directors may never be less than one or more than 12 unless this Agreement is amended, in which case the Company may have more than 12 Directors but never less than one.

ii.

A quorum of the Board shall consist of a majority of the exact number of directors fixed from time to time in accordance with 8(a). At each meeting of the Board at which a quorum is present, all questions and business shall be determined by a vote of a majority of the directors present, unless a different vote is required by law, or this Agreement. Directors may participate in a meeting by means of conference telephone or other communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

iii.	The Directors will be divided into three classes, each serving staggered three-year terms. However, the initial members of the three classes have initial terms of one, two and three years, as indicated on Schedule A. At each annual meeting of the Members, the successors to the class of Directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of the Members held in the third year following the year of their election. Each Director may be appointed to the Board with the affirmative vote of a plurality of the Members entitled to vote in the election of such Director at which a quorum is present; provided that the Board may amend this Agreement to alter the vote required to elect Directors. Each Director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified.

iv.	The names of each Director, such Director’s Class, and the term of expiration of such Director shall be listed on Schedule A, which shall be updated as necessary.

v.	A Director may resign from the Board at any time. If a Director is determined to have committed an act that constitutes cause, such Director may be removed from his position by a vote of 75% of the Members. In addition, any Director may be removed from his position by a vote of at a duly called meeting of the Board of least 80% of the Directors then seated.

vi.	Any and all vacancies on the Board as a result of resignation or removal may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies, subject to any applicable requirements of the 1940 Act.

vii.

A majority of the Directors have the authority to form committees of the Board from time to time to the extent that it determines that it is appropriate to do so. The Board shall have an audit committee, which will be responsible for selecting, engaging and discharging the Company’s independent accountants, reviewing the plans, scope and results of the audit engagement with the Company’s independent accountants, approving professional services provided by the Company’s independent accountants (including compensation therefor), reviewing the independence of the Company’s independent accountants, reviewing the adequacy of the Company’s internal control over financial reporting, establishing guidelines and making recommendations to the Board regarding the valuation of the Company’s loans and investments, and taking any other actions consistent with the audit committee charter or as may be authorized by the Board. The chairman of the audit committee has been designated by the Board as an “audit committee financial expert” under the rules of the U.S. Securities and Exchange Commission (the “SEC”).

(b)	Powers of Board.

i.	Except as otherwise explicitly provided herein, the Board shall have the power on behalf and in the name of the Company to implement the objectives of the Company and to exercise any rights and powers the Company may possess, including, without limitation, the power to cause the Company to (a) make any elections available to the Company under applicable tax or other laws, (b) make any investments permitted under this Agreement, (c) satisfy any Company obligations, (d) make any disposition of Company assets, or (e) take such other actions to further the business purposes of the Company. Notwithstanding any other provision of this Agreement, without the consent of any Member or other person being required, the Company is hereby authorized to execute, deliver and perform, and the Board on behalf of the Company is hereby empowered to authorize an Officer of the Company or other representative to execute and deliver, (w) a subscription agreement with each Member, (x) an advisory agreement, (y) a licensing agreement with an investment adviser, and (z) any amendment of any such document (to the extent such amendment is approved in accordance with the terms of the relevant agreement and is consistent with the terms of this Agreement) and any other agreement, document or other instrument contemplated thereby or related thereto (to the extent that such other agreement, document or other instrument is consistent with the terms of the relevant agreement or this Agreement). Such authorization shall not be deemed a restriction on the power of the Board to cause the Company to enter into other documents.

(c)	Delegation of Authority and Duties.

i.	The management, policies and control of the Company shall be vested exclusively in the Board; provided, however, that the Board may delegate its rights and powers to third parties, including to an investment adviser, as it may determine. Unless otherwise specified in this Agreement, consent or approval by the Company shall be determined by the Board.

ii.	The Board may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, a President, Vice Presidents, a Treasurer, Chief Financial Officer, a Secretary, a Chief Compliance Officer and any other officer of the Company (collectively, the “Officers”). The compensation, if any, of the Officers shall be determined by the Board. The names of each Officer and such Officer’s position shall be listed on Schedule B, which shall be updated as necessary.

iii.	The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Board.

iv.	Unless the Board decides otherwise, if the title of any person authorized to act on behalf of the Company under this 8(c) is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this 8(c). Any number of titles may be held by the same person. Any delegation pursuant to this 8(c) may be revoked at any time by the Board.

v.	The Board may authorize any person, including any Officer, to sign on behalf of the Company. Each of Richard T. Miller, James Krause, and Meredith Jackson is hereby authorized to sign on behalf of the Company. Unless authorized to do so by the Board, no Officer shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose.

9.	Capital Contributions.

Capital contributions shall be made in cash or in other assets as from time to time may be determined by the Board. The Sole Member has made an initial capital contribution of $1,000 to the Company, but shall not be required to make any additional capital contribution to the Company.

10.	Limited Liability of Members.

No Member in its capacity as a Member shall be liable for any debts, obligations or liabilities of the Company. Neither the Directors nor any of the Officers (if any), nor any “authorized person” (within the meaning of the Act) of the Company shall have any liability for the debts, obligations or liabilities of the Company solely by reason of being a Director, Officer or “authorized person”, as the case may be, except to the extent provided in the Act.

11.	Amendments.

This Agreement may be amended at any time by written instrument signed by an authorized representative of the Board. Any such amendment shall be filed with the books and records of the Company. Pending any replacement or amendment of this Agreement, it is intended that the provisions of the Act be controlling as to any matters not set forth in this Agreement.

12.	Miscellaneous.

(a)	Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(b)	Captions. All captions used in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.

(c)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(d)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SOLE MEMBER

TCW Asset Management Company

By:	/s/ Meredith Jackson
Name: Meredith Jackson
Title: Executive Vice President & General Counsel

By:	/s/ Beth Clarke
Name: Beth Clarke
Title: Senior VP

SCHEDULE A

Schedule of Directors

Name	Class	Expiration of Term
Richard T. Miller	Class I	2015

William Cobb	Class II	2016

Don M. Mykrantz	Class II	2016

Jess M. Ravich	Class III	2017

David R. Adler	Class III	2017

A - 1

SCHEDULE B

Schedule of Officers

Name	Position
Richard T. Miller	President

James Krause	Chief Financial Officer, Treasurer and Secretary

Meredith Jackson	Chief Compliance Officer

B - 1